UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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                                  CENVEO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                                VIDEO TRANSCRIPT
                          AUGUST, 2005 MESSAGE FROM JIM

DVD MENU TITLE: MESSAGE FROM JIM, AUGUST, 2005

VIDEO:

SUPER: JIM MALONE, PRESIDENT & CEO

Good afternoon or morning, depending on where you are. It's August, the afternoon of August 10th and I'm on my way to Minneapolis and looking forward to giving you an update on what I've been doing, where I've been, and maybe more importantly, where I think we're going in the next few weeks.

By the end of this week I will, I believe, have visited 26 different facilities. I will have been able to have seen or talked to several thousand of our employees. I will have been in touch on an eyeball-to-eyeball basis with about 25% of our shareholders. So, everything that we're doing is aimed towards restructuring the company along the lines that I mentioned to you the first time I had the opportunity to talk like this.

And just to refresh your memory, what we have done is dramatically flattened the organization. We have reorganized the company so that I have five people from different business segments reporting directly to me from an operating point of view. We have two staff people reporting to me instead of kind of the reverse, if you will, when I, when I came in here. So this company has two focuses - our operational excellence, our operational efficiency and effectiveness, if you will, and a customer focus - and those that are the things that will drive our profitable growth.

The corporate or central office, if you will, as you know, is being downsized. We've got the office itself up for lease and those people who are left in the corporate office will be moving to smaller quarters as soon as we can get that transaction in place and ongoing.

As an integral part of that, the corporate office function and sole purpose in this world is twofold. One is to make it easier for our operations and to support our operations in their customer focus and in their operational excellence. That's number one. And number two is our regulatory requirements, obligations, duties both moral, ethical and, and legal. And that is the function of the central office - no more, no less.


TITLE:  FINANCIAL PERFORMANCE...

I'd like to spend a few minutes talking about our financial performance in the period just ended, then talk maybe more importantly about what I see going forward. I'm not going to sit here and go through with you all the quarterly numbers. Let me just say simply - they don't work, they're not sustainable for this company or any company, and those numbers are available in any number of public forums, and I would really rather focus on where we're going and the numbers that I see not only necessary but obtainable on a go-forward basis. And I think that will provide a perspective for you and then you at

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your own leisure can delve into whatever level of detail you want to on the, on the second quarterly numbers.

But let me just sum it up by saying that once again, they're not sustainable, they're not where you want to be, they're not where any company can be or should be on a go-forward basis. And that's part of what we're all doing here together is how do we change the performance level and activity of this company as we take it forward.

And I'm not in the habit of making predictions that we don't think are doable, and in fact the things that we have said that we're going to be doing for '06 and '07 are well underway and being in place and I have every reason to believe that as a total organization we'll be there. But that number is an EBITDA number of $190 million for '06 ...

TITLE: EBITDA: EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

....and that compares with the guidance that the street has been given with about
130 to 135 million for this year. And for '07 we have said publicly and given the guidance towards a number of around 250-ish uh, in terms of EBITDA number again for '07.

So, what that means, obviously, is the completion of the $55 million cost reduction that we have talked about and further - which gets us to the 190 million number for '06. But then when you go into a fiscal year with that run rate it's only natural to assume that there's going to be some opportunity on the upside, and I think that is absolutely and positively the case here. We still have growth opportunities both at the national and local levels, we have margin opportunities with our supply base, and we certainly still have overhead opportunities on the cost side of this business.

So I think that there's a tremendous amount of momentum that we can do with this company and I sense that kind of energy as I'm in the plants and talking to people and seeing your enthusiasm for what this company can be, what on an individual basis this company has been in the past and the enthusiasm and the willingness and the desire to get it there on a go-forward basis. And it's not an easy thing to do by any manner, shape or form. This is not going to be a walk in the park, but nothing worthwhile ever is, and I don't think this situation is any different. It's worth the energy, it's worth the focus, and it's worth the sacrifice on all of our parts to get the company there so that we can become the leader in the different segments of, of the industries that we're a part of, and whether we become an agent for change, not a reactor to change. And once we're in that kind of a position, both from a growth standpoint, from a cost standpoint and on a strategic point of view, then, then we're doing what we need to be doing for the shareholders, and that's adding value every single quarter. And that by adding value to there for the shareholders and doing it in a responsible, methodical, strategic, sustainable way that is the ultimate test of a great company and the sustainability of that great company.

I've had the opportunity to meet with several of our customers and we have received tremendous support from them in what we're doing and what we're trying to do. I have not met as many of our suppliers as I would like to do, and I will focus on a couple of our big ones in the next three to four weeks, but then the post 15, should that be the

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success that I think it will be and that I hope it will be, then that will certainly be among the first of my next stops.


TITLE: STATUS OF SEPTEMBER 14, FILING 13D...

The last thing I want to talk to you about is where we are in the special shareholders meeting for September 14th and where we stand in the whole proxy issue and how that is going to progress and then what is essentially going to occur.

The fact of the matter is a significant shareholder group asked for a special meeting to put up their slate of board members and to install their strategy, if you will, and we are opposing that. We want to do it the way that we have outlined about what the new strategy for a new Cenveo needs to be going forward. That's what this is about.

But the way that's going to work is, we have our proxy of the companies, and Cenveo has its proxy out. I suspect that Burton will have his out very shortly and the owners of this company are going to vote on, on which way to go. And as a part of that effort, I will be in front of every shareholder group that I can possibly be in front of, and, and part of my enthusiasm in being in all the plants that I can possibly physically be in is because all of you are just as much a stakeholder in this company as anybody else.

So, by the time all of you will have seen this those of you who are shareholders will have received from Cenveo and a letter from me, the proxy, and that will have a gold card on it. We are soliciting your vote and your support and hope that you will choose to support your colleagues in this effort and the direction that we see for Cenveo on a go-forward basis.

I'll be spending virtually every day from now forward in front of different shareholder groups all over the country and we will be telling our story of where the company was, what we have done with the company so far, what is in place and where we can take the company on a definitive basis and then where we see some of the upsides for this company and for this industry.

So that's the way the process works. As you all know, there's a number that you can certainly call in. Any other questions that you might have around the proxy you can call um, our proxy solicitor.

TITLE:
FOR PROXY INFORMATION...
INNISFREE M&A
(888) 750-5834
(TOLL-FREE)

I urge all of you to gather all the information that you can and read and listen to what everybody's got to say in terms of their view of the industry and the company and the part that it can play on a go-forward basis and then, once again, I'm going to solicit your support and your vote.


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I'm sorry that we have to spend all this time and effort and energy and money on dealing with a shareholder suit. But I will also tell you, in all sincerity, that the focus this brings to our performance and the way we view our strategies going forward, the way we view the discipline that we must all have going forward, I think is a very, very good thing. And I think it's the right thing for us to do and it's the right thing for us to be focused on - not just today, not just for September 14th, but for here and evermore.

TITLE: LET'S WIN...

In closing, there are a couple things that I want to remind you about and I like to remind myself. That what we're doing with this company is focusing on adding value and driving the performance of the company around these several words that we talked about before. That if we are on a daily basis growing the company, being profitable and having fun that drives the value for our shareholders, for our employees, for our customers and for our suppliers. And if we're doing that day in, day out, there is virtually no question in my mind that we will be successful in getting to the numbers that I've talked about, and maybe more importantly than those numbers themselves is transforming this company to being a leader in all the different business units and different segments that we've involved in. And that all of you and all of us together can make that happen and can create this company and, and place it on a different level of performance standards and expectations that our investors have and that we have of each other.

That's our challenge. We don't have much time to make it happen, but again, let me reiterate what I talked about when we first opened. The energy, the enthusiasm and the focus that I see in this company, there is little or no question in my mind that we can make it happen. Thanks for listening; thanks for your time.


TITLE: COPYRIGHT 2005 CENVEO


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IMPORTANT INFORMATION

On August 5, 2005, Cenveo, Inc. filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A in connection with a special meeting of its shareholders. CENVEO'S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Free copies of the definitive proxy statement are available at the SEC's web site at www.sec.gov, at the Cenveo's web site at www.cenveo.com, or by directing requests to Cenveo's proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888 750-5834.

USE OF NON-GAAP MEASURES

EBITDA (earnings before interest, taxes, depreciation and amortization) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted (GAAP) in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. Cenveo uses EBITDA internally to evaluate and manage the Company's operations. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results.

Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited. EBITDA has not been provided as a measure of liquidity.

We use EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions.

This transcript is based in part on management's estimate of EBITDA for the years ended December 31, 2005 and 2006 . Management believes the most directly comparable GAAP measure would be net income. Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company in not providing an estimate of year-end net income at this time. Cenveo expects certain known GAAP charges for 2005 and 2006, such as $5.1 million and $5 million, respectively, of amortization of purchased intangibles, interest expense of $73.3 million and $65 million, respectively, and depreciation of $47.7 million and $45 million, respectively. Other GAAP charges excluded from the estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, potential restructuring costs or potential tax valuation allowances are dependent upon future events and valuations that have not yet been performed.





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